Exhibit 3.12

Delaware
The First State
I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “TNHC ARIZONA LLC”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF OCTOBER, A.D. 2015, AT 5:28 O’CLOCK P.M.

CERTIFICATE OF FORMATION
OF
TNHC ARIZONA LLC

Pursuant to § 18-201, Delaware Code Annotated, the undersigned states as follows:
1.Name. The name of the limited liability company formed by this instrument (the “Company”) is TNHC ARIZONA LLC.

2.Registered Office; Registered Agent. The address of the Company’s registered office in Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The Company’s registered agent at that address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Formation on October 20, 2015
By: /s/ Mike Cunningham
Print Name: Mike Cunningham
Authorized Person/Organizer